Exhibit 99.2

THIRD AGREEMENT AMENDMENT

This Third Agreement Amendment is entered into this 29 day of May, 2008 by and among Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (“WFBC”), Gateway, Inc. (“Gateway”), Gateway Companies, Inc. (“Gateway Companies”) and MPC-Pro, LLC (“MPC”).

RECITALS

A.        Gateway, Gateway Companies, MPC and WFBC are parties to an Agreement dated October 1, 2007, as amended by an Amendment Agreement dated February 20, 2008 and a Second Agreement Amendment dated March 27, 2008 (as amended, the “Agreement”) with respect to accounts receivable of MPC and Gateway Companies, financing during the Transition Period by Gateway and security for the TSA Obligations. Capitalized terms used but not defined herein have the meaning set forth in the Agreement.

B.        The parties have agreed to make certain revisions to the Agreement related to the Gateway Blocked Accounts, as more fully set forth in the Amendment Agreement.

AMENDMENT

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.         Transition Period Financing Arrangements. Paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

(c)       After receipt of each weekly statement dated before November 15, 2008 specifying the Applicable Gateway Weekly Payoff Amount (the date of such receipt, the “Weekly Statement Delivery Date”), WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway Companies during that week in up to the following amounts:

(i)     there will be no Gateway Blocked Accounts through August 31, 2008; and

(ii)   on or after September 15, 2008, a face amount equal to the Gateway Weekly Payoff Amounts minus $10 million.

After November 15, 2008, Gateway may provide a statement to MPC (with a substantially simultaneous copy to be provided to WFBC) that there remains a positive balance with respect to the Gateway Weekly Payoff Amounts (a “Remaining Balance”), and WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway Companies in a face amount equal to the Remaining Balance. WFBC shall be entitled to rely on the Gateway statement with respect to the Remaining Balance, and any dispute between MPC and Gateway with respect to the Remaining Balance shall be resolved by MPC and Gateway in accordance with the terms of the Purchase and Sale Agreement. Accounts set-aside pursuant to this Paragraph 2(c) are referred to as “Gateway Blocked Accounts.”

2.         Extension of Transition Period. The parties agree that the Transition Period financing arrangements set forth in the Agreement will be extended to the later of November 15, 2008 or until the balance owed by MPC to Gateway for the TSA Obligations is paid in full.

3.         No Other Change. Except as amended by this Agreement Amendment, the Agreement shall remain in full force and effect in accordance with the terms set forth therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement Amendment, as of the date first above written.

Gateway, Inc.		Wells Fargo Bank, National Association

By:	/s/ Neal West	By:	/s/ David C. Ciccolo
	(Sign)		(Sign)

By:	Neal West	By:	David C. Ciccolo
	(Print)		(Print)

Its:	VP, Controller	Its:	Ex. Vice President

MPC-Pro, LLC		Gateway Companies, Inc

By:	/s/ Curtis Akey	By:	/s/ Curtis Akey
	(Sign)		(Sign)

By:	Curtis Akey	By:	Curtis Akey
	(Print)		(Print)

Its:	CFO	Its:	CFO